Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-219979 on Form F-10 and Registration Statement Nos. 333-210449 and 333-128257 on Form S-8 and to the use of our reports dated March 7, 2019 relating to the consolidated financial statements of Magna International Inc. (the “Company”) and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference from the Company’s Current Report on Form 6-K dated March 29, 2019 to this Annual Report on Form 40-F for the year ended December 31, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

March 29, 2019

Toronto, Canada